UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 15, 2007

MOTHERS WORK, INC.

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other	Commission	(I.R.S. Employer
Jurisdiction	File number	Identification Number)
of Incorporation or
Organization)

456 North 5th Street
Philadelphia, PA 19123
(Address of Principal Executive Offices)

(215) 873-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02                             Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2007, Mothers Work, Inc. (the “Company”) entered into a Second Amended and Restated Employment Agreement (the “New Agreement”) with Edward M. Krell (the “Executive”).  The New Agreement replaces an Amended and Restated Employment Agreement between the Company and the Executive dated April 26, 2005, as amended (the “Existing Agreement”).  The New Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1.

The Company entered into the New Agreement in connection with the promotion and expansion of duties of Mr. Krell from Executive Vice President – Chief Financial Officer to Chief Operating Officer & Chief Financial Officer.  In connection with the promotion of Mr. Krell, Rebecca C. Matthias, who has served as the Company’s President and Chief Operating Officer, will now have the title President and Chief Creative Officer.  Ms. Matthias continues to serve as a director of Mothers Work.

The New Agreement provides that the Executive’s annual base salary will be increased to $525,000.  The Executive’s target cash bonus opportunity for the fiscal year ending September 30, 2007 will be the same percentage as under the Existing Agreement (50% of his base salary).  For subsequent fiscal years, the Executive’s target cash bonus will be increased to 75% of his base salary.  In any case, the Executive’s annual cash bonuses will continue to be based on the Company’s achievement in the applicable fiscal year of corporate and/or individual performance goals specified by the Company’s Board of Directors or its Compensation Committee.

The Executive’s severance benefits upon a termination without cause, a resignation with good reason or a resignation for any reason during the eighteen months following a change in control, remain substantially unchanged from the Existing Agreement and continue to provide the Executive with a cash severance benefit equal to three times the sum of (i) the Executive’s then current base salary, and (ii) the Executive’s target cash bonus for the year of termination.  However, under the New Agreement, the Executive may also resign his employment for “modified” good reason in the event that (i) the Company appoints a new Chief Executive Officer (other than Dan W. Matthias or Rebecca C. Matthias) without the Executive’s consent, or (ii) the individual serving as the Company’s Chief Executive Officer on April 1, 2010 is unacceptable to the Executive.  In that case, the Executive’s cash severance benefit would be reduced to one and one half times the sum of (i) his then current base salary, and (ii) his target cash bonus for the year of termination.

Under the Existing Agreement, the Executive is entitled to receive a pro rata portion of his annual bonus upon a termination without cause, a resignation with good reason or a resignation for any reason during a specified period following a change in control.  In addition, under the New Agreement, the Executive will also be entitled to receive a pro rata portion of his annual bonus in the event of his termination due to death or disability.

Under the Existing Agreement, all Company stock options held by the Executive become fully vested upon a termination without cause or a resignation for good reason.  Under the New

Agreement, accelerated vesting has been expanded to now apply to restricted stock and restricted stock units held by the Executive and will also apply in the event of the Executive’s termination due to death or disability.

The New Agreement continues to provide, on the same basis as the Existing Agreement, that the Company will indemnify the Executive from the impact of federal excise taxes on so-called “golden parachute” payments made in connection with a change in control; provided that, if the excise taxes could be avoided by a 20% or smaller reduction in the after-tax value of the payments due to an Executive, the payments will be limited to the largest amount that would not trigger the excise tax.

The New Agreement alters the scope of the Executive’s non-competition covenants such that, following a cessation of his employment by us, the Executive will be permitted to become involved with a competing business if sales of maternity and nursing apparel and related accessories by that business in the preceding 12 months do not exceed the lesser of 5% of the gross revenues of that business for that period or $30 million.

Additionally, the duration of the Executive’s covenants under the New Agreement has been increased to three years following the cessation of his employment, whereas previously, the Executive’s non-competition period ended two years following the cessation of his employment.  In the event the Executive resigns for “modified” good reason, as described above, the duration of the non-compete covenants will be eighteen months following the cessation of the Executive’s employment.

In connection with his increased duties under the New Agreement, the Executive received a grant of 15,000 shares of restricted stock (the “Restricted Stock Award”).  The Restricted Stock Award was granted under the Company’s 2005 Equity Incentive Plan and is subject to 3-year time-based vesting, commencing on the first anniversary of the date of grant (and subject to acceleration upon the events described above).

Item 9.01               Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement with Edward M. Krell, dated May 15, 2007.

99.1	Press Release dated May 15, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: May 21, 2007	MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Chief Operating Officer& Chief Financial Officer